Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of July 31, 2024. The following table provides a breakdown of the major components of our Net Asset Value as of July 31, 2024 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $472,662)	$ 481,366
Cash and cash equivalents	105,412
Other assets	12,970
Other liabilities	(11,394)
Accrued performance fee	(1,246)

Net Asset Value	$ 587,108

Number of outstanding shares	22,518,381

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of July 31, 2024 ($ in thousands, except shares and per share data):

Net Asset Value per share	Series I A-II Shares	Series I F-I Shares	Series I V Shares	Series I E Shares	Series II A-II Shares	Series II F-I Shares	Series II V Shares	Series II E Shares	Total
Monthly Net Asset Value	$ 143,752	$ 8,718	$ 1	$ 76	$ 430,787	$ 3,600	$ 1	$ 173	$ 587,108
Number of outstanding shares	5,526,662	336,207	40	2,933	16,507,532	138,363	40	6,604	22,518,381
Net Asset Value per share as of July 31, 2024	$ 26.01	$ 25.93	$ 25.00	$26.04	$ 26.10	$ 26.02	$ 25.00	$ 26.13